Exhibit 99.1

JERNIGAN CAPITAL ANNOUNCES RESULTS FOR FIRST QUARTER 2017

-    Closes $105.6 Million of Development Investments –

-    Increases Investment Pipeline to $825 Million –

-    Begins Second Quarter with $50 Million ATM Launch –

MEMPHIS, Tennessee, May 3, 2017 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter ended March 31, 2017, issued earnings guidance for the second quarter, and reaffirmed earnings guidance for full year 2017.

Highlights for the quarter ended March 31, 2017 include:

▪	Earnings per share and adjusted earnings per share of $0.14 and $0.21, respectively;

▪	$105.6 million of on-balance sheet development investments through quarter end ($155.7 million through May 2, 2017);

▪	Increased investment pipeline to approximately $825 million; and

▪	Launched $50.0 million “at-the-market” offering program on April 5, 2017.

“It has been said that great teams create their own momentum, and our exceptional JCAP team built upon the strong momentum we created late last year, producing outstanding first quarter results,” stated Dean Jernigan, Chairman and Chief Executive Officer of Jernigan Capital. “The $105.6 million of developments closed in the first quarter was our largest investment quarter to date, and the remainder of the year looks very promising as well. The continued growth in our pipeline to approximately $825 million gives us a high degree of confidence that we remain the investment partner of choice to self-storage entrepreneurs in a development cycle that we believe is a long way from ending. Our continued access to a large volume of high-quality development investment opportunities, combined with continued strong self-storage fundamentals and our access to significant amounts of capital leave us very optimistic about our future.”

John Good, President and Chief Operating Officer of Jernigan Capital added, “We are on pace to substantially exceed in 2017 the investment volume of 2015 and 2016 combined. As of today, we have closed $155.7 million of development investments in 2017 and have executed term sheets for another $212 million of investments. Moreover, an additional $613 million of high quality prospective investments is in our underwriting process. The well-executed and efficient issuance of approximately $20.0 million of common stock under our “at-the-market” program in the first few days after launch leaves us highly confident in our ability to finance the Company over the long term. With access to reasonably-priced capital and a business that is highly scalable, we remain poised to create meaningful long-term value for our stockholders.”

Financial Highlights

Net income attributable to common stockholders for the three months ended March 31, 2017 increased $0.1 million to $1.2 million, or $0.14 per share, compared to net income of $1.1 million, or $0.18 per share, for the comparable period in 2016. Net income attributable to common stockholders is reflected after giving effect to the impact of $371,000, or $0.04 per share, attributable to dividends on shares of Series A Preferred Stock declared in the first quarter 2017 payable in shares of common stock. Net income attributable to common stockholders on a per share basis for the first quarter of 2017 reflects the issuance of approximately three million new shares of common stock in December 2016. Adjusted earnings were $1.9 million, or $0.21 per share, for the quarter, compared to adjusted earnings of $3.4 million, or $0.55 per share, for the comparable 2016 quarter.

Net income attributable to common stockholders and adjusted earnings for the three months ended March 31, 2017 includes a $1.4 million increase in fair value of investments, compared to a $3.8 million increase for the comparable 2016 period, primarily due to a higher volume of development investments approaching certificate of occupancy in the first quarter of 2016 compared to the first quarter of 2017. In part as a result of the Company’s Heitman joint venture, the Company did not make any on-balance sheet investments from January 1 through August 31, 2016.

General and administrative expenses for each of the quarters ended March 31, 2017 and 2016 were $1.6 million and $1.3 million, respectively and included non-cash expense of stock-based compensation of $292,000 and $175,000, respectively. Stock-based compensation was affected by the increase in the Company’s common stock price during the first quarter of 2017. General and administrative expenses were impacted by additional franchise taxes accrued in the first quarter 2017.

Capital Markets Activities

On April 5, 2017, the Company entered into an at-the-market continuous equity program, where the Company may, from time to time, offer and sell up to $50.0 million of shares of common stock (the “ATM Program”). Since the inception of the ATM Program, the Company has sold 874,402 shares of common stock at a weighted average price of $22.76 per share.

Dividends

On March 7, 2017, the Company declared a dividend of $0.35 per common share. The dividend was paid on April 14, 2017 to common shareholders of record on April 3, 2017.

Additionally on March 7, 2017, the Company declared cash and stock dividends on its Series A Preferred Stock. These dividends were paid on the following dates and in the following amounts:

Series A Preferred	Payment/ Issue Date	Aggregate Value	No. of Shares
Cash Dividend	April 14, 2017	$175,000	N/A
Stock Dividend	April 17, 2017	$371,000	16,497 shares of common stock

2

Second Quarter and Full Year 2017 Guidance

The following table reflects earnings per share and adjusted earnings per share guidance for the second quarter ending June 30, 2017. Such guidance is based on management's current and expected views of Company investment activity (including fair value appreciation), the self-storage market, and overall economic conditions.  Adjusted earnings is a performance measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income (loss) attributable to common stockholders (computed in accordance with GAAP) plus stock dividends payable to preferred stockholders, stock-based compensation expense, and depreciation on real estate assets.

	Dollars in thousands, except share and per share data
	Quarter ending June 30, 2017
	Low	High
Total revenues	$2,345	$2,465
JV income	500	575
Total interest and JV income	$2,845	$3,040
G&A expenses	(2,475)	(2,350)
Property operating expenses	(95)	(80)
Interest expense	(275)	(250)
Other	110	125
Change in fair value of investments (1)	2,500	3,200
Net income	2,610	3,685
Net income attributable to preferred stockholders (2)	(175)	(175)
Net income attributable to common stockholders	2,435	3,510
Add: stock dividends	-	-
Add: stock based compensation	525	500
Add: depreciation on real estate assets	45	40
Adjusted earnings	$3,005	$4,050
Earnings per share – diluted	$0.25	$0.36
Adjusted earnings per share – diluted	$0.31	$0.42
Average shares outstanding - diluted	9,750,000	9,750,000

(1)	Excludes $0.4 million (low) / $0.5 million (high) of unrealized appreciation in fair value of investments from the real estate venture which is included in JV income for the three months ending June 30, 2017.
(2)	Represents both cash dividends and stock dividends estimated with respect to outstanding shares of Series A Preferred Stock.

3

The Company is also reaffirming its previously issued guidance for full year 2017. Net income attributable to common shareholders is expected to be between $1.62 and $2.02 and adjusted earnings per share is expected to be between $1.80 and $2.30.

The guidance above is based on the following key assumptions regarding the Company’s business activities in 2017:

•	Projected closings on $350 million to $375 million of new development property investments with a profits interest for the full year 2017;

•	Additional advances of approximately $30 million to $35 million on the Company’s December 31, 2016 investment portfolio, and advances of approximately $115 million to $125 million on new investment commitments;

•	Anticipated proceeds of $30 million to $40 million from the issuance of Series A Preferred Stock in the latter part of 2017, approximately $40 million to $45 million of proceeds from senior participations primarily in the latter part of 2017, and approximately $30 million to $40 million from the issuance of common stock under the Company’s ATM Plan;

•	Seven additional on-balance sheet properties receiving certificates of occupancy in 2017; and

•	No change in the key assumptions used to value the Company’s investments other than the assumption of two 25 basis points interest rate increases in 2017.

Over 75% of the development property investment commitments closed by the Company in 2016 were made through the Heitman joint venture. The Company resumed closing on-balance sheet investments in late 2016. The 2017 guidance reflects the impact of the limited number of on-balance sheet closings in 2016 resulting in modest fair value adjustments in 2017 on the 2016 investments. The Company expects that the substantial increase in on-balance sheet investment activity in 2017 will result in significant increases in interest income and fair value appreciation in 2018 and beyond.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Thursday, May 4, 2017 at 11:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at investors.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The replay of the webcast will be available on the Company’s website until Thursday, May 18, 2017.

Supplemental financial and operating information as of and for the period ended March 31, 2017 is available on the Company’s website under Investor Relations – Financial Information – Quarterly Supplemental Information.

4

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-407-0792

International: 1-201-689-8263

Conference Call Replay:

Domestic: 1-844-512-2921

International: 1-412-317-6671

Passcode: 13660588

The replay can be accessed until midnight Eastern Time on May 18, 2017.

About Jernigan Capital, Inc.

Jernigan Capital, Inc. is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners, and operators of self-storage facilities. Our mission is to be the preeminent capital partner for self-storage entrepreneurs nationwide by offering creative solutions through an experienced team demonstrating the highest levels of integrity, dedication, excellence and community, while maximizing shareholder value. The Jernigan Capital team has extensive experience in over 100 U.S. markets—from acquiring and managing self-storage properties to new self-storage development—providing JCAP with knowledge unmatched by any lender, broker or advisor to the sector. Jernigan Capital is the only source of construction and development capital focused solely on the self-storage sector.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding our future performance, our second quarter 2017 earnings guidance and full year 2017 updated earnings guidance, including related key assumptions, future profits from investments, our anticipated loan closings, our access to capital and our ability to fund our existing loan commitments. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and our other filings with the SEC from time to time, which are accessible on the SEC’s website at www.sec.gov.

5

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income plus stock dividends payable on preferred stock, stock-based compensation expense, depreciation on real estate assets, transaction and other expenses, deferred termination fee to manager, and restructuring costs. Management uses Adjusted Earnings and Adjusted Earnings per diluted share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies.  Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net Income and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

Contact:

Jernigan Capital, Inc.

Investor Relations:

(901) 567-9580

Investorrelations@jerningancapital.com

6

JERNIGAN CAPITAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets:
Cash and cash equivalents	$28,252	$67,373
Development property investments at fair value	117,936	95,102
Operating property loans at fair value	9,965	9,905
Investment in and advances to real estate venture	10,812	5,373
Self-storage real estate owned	7,350	-
Other loans, at cost	14,826	11,752
Deferred costs	2,294	2,207
Prepaid expenses and other assets	809	868
Fixed assets, net	185	199
Total assets	$192,429	$192,779

Liabilities:
Senior loan participations	$19,299	$18,582
Due to Manager	839	1,008
Accounts payable, accrued expenses and other liabilities	1,040	697
Dividends payable	3,695	4,130
Total liabilities	24,873	24,417

Equity:
Jernigan Capital, Inc. stockholders’ equity:
Cumulative preferred stock, $0.01 par value, 100,000,000 shares authorized, 10,000 shares issued and outstanding at March 31, 2017 and December 31, 2016, at liquidation preference of $10.0 million, net of allocated costs	9,446	9,448
Common stock, $0.01 par value, 500,000,000 shares authorized at March 31, 2017 and December 31, 2016; 8,997,707 and 8,956,354 issued and outstanding at March 31, 2017 and December 31, 2016, respectively	90	90
Additional paid-in capital	163,772	162,664
Accumulated deficit	(5,752)	(3,840)
Total equity	167,556	168,362
Total liabilities and equity	$192,429	$192,779

7

JERNIGAN CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three months ended March 31,
	2017	2016
Revenues:
Interest income from investments	$2,119	$1,143
Rental and other property related income from real estate owned	63	-
Other revenues	119	-
Total revenues	2,301	1,143

Costs and expenses:
General and administrative expenses	1,578	1,304
Management fees to Manager	630	414
Property operating expenses of real estate owned	55	-
Transaction and other expenses	-	1,952
Restructuring costs	-	7
Deferred termination fee to Manager	-	157
Total costs and expenses	$2,263	$3,834

Operating income (loss)	$38	$(2,691)

Other income (expense):
Equity in earnings from unconsolidated real estate venture	422	-
Change in fair value of investments	1,393	3,791
Interest expense	(204)	-
Other interest income	134	22
Total other income	$1,745	$3,813
Net income	$1,783	$1,122
Net income attributable to preferred stockholders	(546)	-
Net income attributable to common stockholders	$1,237	$1,122

Basic earnings per share attributable to common stockholders	$0.14	$0.18
Diluted earnings per share attributable to common stockholders	$0.14	$0.18

Weighted average shares of common stock outstanding - basic	8,857,030	6,000,000
Weighted average shares of common stock outstanding - diluted	8,993,528	6,162,500

Dividends declared per share of common stock	$0.35	$0.35

8

JERNIGAN CAPITAL, INC.

CALCULATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Three months ended
	March 31, 2017	March 31, 2016
Net income attributable to common stockholders	$1,237	$1,122
Plus: stock dividends payable to preferred stockholders	371	-
Plus: stock-based compensation	292	175
Plus: depreciation on real estate assets	24	-
Plus: transaction and other expenses	-	1,952
Plus: restructuring costs	-	7
Plus: deferred termination fee to Manager	-	157
Adjusted Earnings	$1,924	$3,413

Adjusted Earnings per share attributable to common stockholders - diluted	$0.21	$0.55

Weighted average shares of common stock outstanding - diluted	8,993,528	6,162,500

9

JERNIGAN CAPITAL, INC.

CALCULATION OF EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three months ended March 31,
	2017	2016
Shares outstanding:
Weighted average common shares - basic	8,857,030	6,000,000
Effect of dilutive securities	136,498	162,500
Weighted average common shares, all classes	8,993,528	6,162,500

Calculation of Earnings per Share - basic
Net income	$1,783	$1,122
Less:
Net income allocated to preferred stockholders	546	-
Net income allocated to unvested restricted shares (1)	17	30
Net income attributable to common shareholders - two-class method	$1,220	$1,092

Weighted average common shares - basic	8,857,030	6,000,000
Earnings per share - basic	$0.14	$0.18

Calculation of Earnings per Share - diluted
Net income	$1,783	$1,122
Less:
Net income allocated to preferred stockholders	546	-
Net income attributable to common shareholders - two-class method	$1,237	$1,122

Weighted average common shares - diluted	8,993,528	6,162,500
Earnings per share - diluted	$0.14	$0.18

Calculation of Adjusted Earnings per Share - basic
Adjusted Earnings	$1,924	$3,413
Less:
Adjusted Earnings allocated to unvested restricted shares (1)	26	90
Adjusted Earnings attributable to common stockholders - two-class method	$1,898	$3,323

Weighted average common shares - basic	8,857,030	6,000,000
Adjusted Earnings per share - basic	$0.21	$0.55

Calculation of Adjusted Earnings per Share - diluted
Adjusted Earnings	$1,924	$3,413
Less:
Dividends declared on unvested restricted shares	n/a	n/a
Adjusted Earnings attributable to common stockholders - two-class method	$1,924	$3,413

Weighted average common shares - diluted	8,993,528	6,162,500
Adjusted Earnings per share - diluted	$0.21	$0.55

(1)	Unvested restricted shares participate in dividends with common shares on a 1:1 basis and thus are considered participating securities under the two-class method for the three months ended March 31, 2017 and 2016.

10

JERNIGAN CAPITAL, INC.

2017 GUIDANCE - RECONCILIATION OF ADJUSTED EARNINGS

(in thousands, except share and per share data)

(unaudited)

	Quarter ending June 30, 2017
	Low	High

Net income attributable to common stockholders	$2,435	$3,510
Plus: stock dividends payable to preferred stockholders	-	-
Plus: stock-based compensation	525	500
Plus: depreciation on real estate assets	45	40
Adjusted Earnings	$3,005	$4,050

Net income attributable to common stockholders per weighted average share	$0.25	$0.36
Adjusted Earnings per weighted average share	$0.31	$0.42

Weighted average shares of common stock outstanding	9,750,000	9,750,000

11